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FORM 5
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

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions Reported                         of 1940
- ------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|  CAMPBELL      EUNICE          R        | quiring Statement  |   METALINE MINING & LEASINGCOMPANY                            |
|                                        |  (Month/Day/Year)   |                                                               |
|----------------------------------------|    12/19/98         |---------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|  301 SOUTH CHESTNUT, #7                |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|                                        |  curity Number of   | _X_ Director        ___ 10% Owner           | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | _X_ Officer (give   ___ Other (specify      |                 |
|          (Street)                      |  (Voluntary)        |       title below)             below)       |-----------------|
|                                        |                     |                                             |7. Individual or |
|                                        |   ###-##-####       |  TREASURER                                  | Joint/Group     |
|                                        |                     |                                             | Filing (Check   |
|                                        |                     |                                             | applicable line)|
|                                        |                     |                                             |_X_ Form filed by|
|  SPOKANE,           WA    99201        |                     |                                             | One Reporting   |
|----------------------------------------|---------------------|----------------------------------------------| Person         |
|  (City)            (State)    (Zip)    |                                                                   |___ Form filed by|
|                                        |        TABLE I - Non-Derivative Securities Acquired,              | More than One   |
|                                        |                  Disposed of, or Beneficially Owned               | Reporting Person|
__________________________________________________________________________________________________________________________________|
1. Title of Security       |2.      |3.  |4.Securities Acquired (A)         |5.Amount of Securi- |6.Dir |7.Nature of Indirect     |
                           |Transaction|  or Disposed of (D)              |  ties Beneficially |ect   |  Beneficial Ownership   |
                           |Date    |Code|                                  |  Owned at End of   |(D)or |                         |
                           |        |    |                  | A/|           |  Issuer's Fiscal   |Indir |                         |
                           |        |    |    Amount        | D |    Price  |  Year              |ect(I)|                         |
__________________________________________________________________________________________________________________________________|
    COMMON STOCK           |12/23/96| J  |   150,000        | A |  $.001    |    479,000         |   D  |      N/A                |
----------------------------------------------------------------------------------------------------------------------------------|
    COMMON STOCK           | 8/06/97| J  |    36,000        | A |  $.001    |    515,000         |   D  |      N/A                |
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                               PAGE: 1 of 2
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Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________|
1. Title of Security       |2.      |3.  |4.Securities Acquired (A)         |5.Amount of Securi- |6.Dir |7.Nature of Indirect     |
                           | Transaction |  or Disposed of (D)              |  ties Beneficially |ect   |  Beneficial Ownership   |
                           |Date    |Code|                                  |  Owned at End of   |(D)or |                         |
                           |        |    |                  | A/|           |  Issuer's Fiscal   |Indir |                         |
                           |        |    |    Amount        | D |    Price  |  Year              |ect(I)|                         |
__________________________________________________________________________________________________________________________________|
     COMMON STOCK          |12/31/97| J  |      80,000      | A |   $ .01    |    595,000        |   D  |      N/A                |
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                           |        |    |                  |   |           |                    |      |                         |
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                           |        |    |                  |   |           |                    |      |                         |
----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    |                  |   |           |                    |      |                         |
|---------------------------------------------------------------------------------------------------------------------------------|
_______________________________________________________________________________________________________________________________|
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Explanation of Responses:




                                    /s/ EUNICE R. CAMPBELL
                                    ------------------------------- ----------
                                    **Signature of Reporting Person Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.